ENERGY TRANSFER DELIVERS ON PROMISE TO INCREASE CASH DISTRIBUTION FOR THIRD QUARTER OF 2013

DALLAS – October 23, 2013 - Energy Transfer Partners, L.P. (NYSE: ETP) and Energy Transfer Equity, L.P. (NYSE: ETE) today announced that the Board of Directors of each Partnership has approved a quarterly distribution increase for the quarter ended September 30, 2013.

ETP’s Board of Directors has approved an increase in its quarterly distribution to $0.905 per unit ($3.62 annualized) on ETP common units for the quarter ended September 30, 2013. The quarterly distribution of $0.905 represents an increase of $0.045 per common unit on an annualized basis. The cash distribution will be paid on November 14, 2013 to unitholders of record as of the close of business on November 4, 2013.

"We are extremely pleased to have reached this point of resuming distribution rate growth for our unitholders - it is something we've worked hard to accomplish over the last several years and now that distribution growth has resumed, we intend to continue it going forward,” said Martin Salinas, Chief Financial Officer of ETP. “While we have diversified our business, both from a geographic and business capabilities standpoint, we have remained focused on our key objective of increasing unitholder value. We are confident that increasing our distribution per unit does just that. ETP is poised to continue demonstrating unitholder value through 2013 and beyond as we execute on not only bringing announced growth projects into service and further driving our expenses down, but also through developing more growth projects by capitalizing on opportunities around our asset base."

ETE’s Board of Directors has approved an increase in its quarterly distribution to $0.6725 per unit ($2.69 annualized) on ETE common units for the quarter ended September 30, 2013. The quarterly distribution of $0.6725 represents an increase of $0.07 per common unit on an annualized basis. This is the fourth consecutive quarter that ETE has raised its distribution. The cash distribution will be paid on November 19, 2013 to unitholders of record as of the close of business on November 4, 2013.

Both partnerships expect to release earnings for the quarter ended September 30, 2013 on Tuesday, November 5, 2013, after the market closes. ETP and ETE will conduct a joint conference call on Wednesday, November 6, 2013 at 8:30 a.m. Central Time to discuss their quarterly results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com. The call will also be available for replay on Energy Transfer’s web site for a limited time.

Company: Energy Transfer Partners, L.P. (NYSE: ETP)
Record Date: November 4, 2013
Ex-Date: October 31, 2013
Payment Date: November 14, 2013
Amount Paid: $0.905 per Common Unit

Company: Energy Transfer Equity, L.P. (NYSE: ETE)
Record Date: November 4, 2013
Ex-Date: October 31, 2013
Payment Date: November 19, 2013
Amount Paid: $0.6725 per Common Unit

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 43,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and approximately 99.7 million ETP common units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. RGP also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined product pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP).  For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer Partners, L.P.’s and Energy Transfer Equity, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer Partners, L.P.’s and Energy Transfer Equity, L.P.’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The information contained in this press release is available on our web site at www.energytransfer.com.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)